Exhibit 99.1

The St. Joe Company Announces Susan Mermer As New Chief Accounting Officer

WATERSOUND, Fla.--(BUSINESS WIRE)--March 22, 2016--The St. Joe Company (NYSE:JOE) (the "Company") announced today that Susan Mermer is joining the Company as Chief Accounting Officer (“CAO”) effective March 28, 2016.

“With past experiences that include oversight and responsibility for accounting and finance functions, including financial reporting, internal controls, tax and audit work, Susan brings many valuable skills to our team,” said Marek Bakun, the Company’s Executive Vice President and Chief Financial Officer.

Ms. Mermer was most recently employed with Lighting Science Group Corporation in Melbourne, FL, as its Vice President and Corporate Controller, with responsibility for the company’s global accounting and finance activities, including financial reporting. Prior to joining Lighting Science Group, Ms. Mermer served in various accounting roles at The Goldfield Corporation in Melbourne, FL, an electrical construction and real estate development company and at the technology company, eMerge Interactive, Inc., located in Sebastian, FL.

Ms. Mermer began her career in public accounting at KPMG, where she worked for eight years providing audit services to multiple companies, including SEC reporting companies and real estate entities, and ending her position with KPMG as Audit Manager. Ms. Mermer earned a Bachelors degree from the University of Virginia in Charlottesville, VA. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

"The St. Joe Company has an exciting future, and I am looking forward to contributing to its success in significant ways,” said Susan Mermer.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2016, The St. Joe Company. "St. Joe®", "JOE®", the "Taking Flight" Design®, "St. Joe (and Taking Flight Design)®" are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com